EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Tel: 415-278-7493
media_relations@gymboree.com

The Gymboree Corporation Reports Third Fiscal Quarter 2011 Results

San Francisco, Calif., November 22, 2011 – The Gymboree Corporation (the “Company”) today reported consolidated financial results for the third fiscal quarter ended October 29, 2011.

For the third fiscal quarter, net sales were $303.1 million, an increase of 7.9% compared to $280.8 million in net sales for the third fiscal quarter of the prior year.  Comparable store sales for the quarter increased 2% versus the prior year.

Gross profit for the third fiscal quarter of 2011 was $130.8 million or 43.2% of net sales, compared to $138.8 million or 49.4% of net sales for the third fiscal quarter of 2010.   Results for the third quarter of 2011 include approximately $3.4 million of adjustments resulting from the November 2010 acquisition of the Company by Giraffe Holding, Inc., an entity controlled by investment funds sponsored by Bain Capital Partners, LLC (the “Acquisition”), including the effect of purchase accounting adjustments and transaction-related charges recognized during the quarter.  Excluding these costs, gross profit for the quarter was $134.2 million or 44.1% of sales.

SG&A expense for the third quarter was $99.4 million or 32.8% of net sales, compared to $82.1 million or 29.2% of net sales in the comparable quarter of the prior year.  Current quarter results include $5.4 million in Acquisition-related expenses and a $7.2 million charge resulting from the transition of our Gymboree Play & Music master franchise relationship in China.  Excluding these items in the current year, and $3.5 million in Acquisition-related charges incurred in the prior year, SG&A expense for the third fiscal quarter was $86.8 million or 28.6% of net sales, up 60 basis points from the adjusted prior year SG&A expense of $78.6 million or 28.0% of net sales.

Operating income for the third quarter of fiscal 2011 was $31.4 million compared to $56.7 million for the same period last year and includes $12.5 million of incremental expenses resulting from the Acquisition and Gymboree Play & Music franchise transition in the current fiscal quarter versus the same period of the prior year.

Adjusted EBITDA for the third fiscal quarter of 2011 decreased 18.7% to $60.6 million compared to $74.5 million for the comparable quarter of the prior year.  Adjusted EBITDA margins decreased from 26.5% to 20.0% due primarily to lower gross profit margins.  A reconciliation of net income (loss) to Adjusted EBITDA is included in Exhibit A of this press release.

Balance Sheet Highlights

As part of the Acquisition, the Company incurred a total of $1.2 billion in debt, consisting of an $820 million seven-year term loan and $400 million in high-yield notes maturing in 8 years.  An asset-backed loan (ABL) in the amount of $225 million was also established to support working capital needs.  There were $40 million of borrowings outstanding under the ABL as of the end of the third fiscal quarter and approximately $119.9 million of undrawn availability.

Cash on the balance sheet at the end of the third fiscal quarter was $45.7 million with an additional $119.9 million available from the undrawn portion of the ABL.

Capital expenditures for the third fiscal quarter were $11.3 million compared to $12.3 million in the prior year.  The vast majority of cash used during the quarter was to fund the opening of 27 new stores.  Smaller amounts of cash were utilized to support infrastructure investments at the Company’s corporate office and distribution center.

Inventory balances at the end of the third quarter were $252.7 million compared to $171.2 million at the end of same period of the prior year.  The increase in inventory values primarily reflects higher average unit costs and higher in-transit inventory versus the prior year.  Excluding in-transit inventory, unit growth on a per square foot basis increased approximately 9%.

Non-GAAP Financial Measures

Adjusted EBITDA is calculated in substantially the same manner as “EBITDA” under the indenture governing the notes and “Consolidated EBITDA” under the agreement governing the Company’s senior secured indebtedness.  The Company defines "Adjusted EBITDA" as net income (loss) before interest income, interest expense, income tax expense, and depreciation and amortization ("EBITDA") adjusted for other items, including non-cash share-based compensation, loss on disposal/impairment of assets, one-time charges that are out of the ordinary course of business, sponsor management fees and expenses, and loss on extinguishment of debt, as well as the impact of purchase accounting adjustments resulting from the Acquisition.

Adjusted EBITDA is a non-GAAP measure but is considered an important supplemental measure of the Company's performance and is believed to be used frequently by securities analysts, investors and other interested parties in the evaluation of similar retail companies. Adjusted EBITDA is not a presentation made in accordance with GAAP and the Company's computation of Adjusted EBITDA may vary from others in the industry. Adjusted EBITDA should not be considered an alternative to operating income or net income (loss), as a measure of operating performance or cash flow, or as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Management Presentation

The live broadcast of the discussion of third fiscal quarter 2011 financial results will be available to interested parties at 1:00 p.m. PT (4:00 p.m. ET) on Tuesday, November 22, 2011.  To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.”  A replay of the call will be available two hours after the broadcast through midnight PT, Monday, November 28, 2011, at 855-859-2056, passcode 26055525.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 29, 2011, the Company operated a total of 1,137 retail stores: 638 Gymboree® stores (593 in the United States, 41 in Canada, 3 in Australia and 1 in Puerto Rico), 153 Gymboree Outlet stores, 127 Janie and Jack® shops and 219 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 697 franchised and Company-operated Gymboree Play & Music® centers in the United States and 36 other countries.

Forward-Looking Statements

The foregoing financial information for the third fiscal quarter ended October 29, 2011, is unaudited and subject to quarter-end and year-end adjustments.   The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated future financial performance.  These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including the ongoing volatility in the commodities market for cotton, uncertainties relating to high levels of unemployment and consumer debt, volatility in the financial markets, general economic conditions, the Company’s ability to anticipate and timely respond to changes in trends and consumer preferences and customer reactions to new merchandise, service levels and new concepts, competitive market conditions, success in meeting the Company's delivery targets, the Company's promotional activity, gross margin achievement, the Company's ability to appropriately manage inventory, effects of future embargos from countries used to source product, the Company’s ability to attract and retain key personnel and other qualified team members, and other factors, including those discussed under “Risk Factors” in the Company’s Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on May 16, 2011. The forward-looking statements contained in this press release reflect the Company's expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, Crazy 8, and Gymboree Play & Music are registered trademarks of The Gymboree Corporation.

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EXHIBIT A
THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands)

	Successor	Predecessor	Successor	Predecessor
	13 Weeks Ended October 29, 2011	13 Weeks Ended October 30, 2010	39 Weeks Ended October 29, 2011	39 Weeks Ended October 30, 2010

Net sales:
Retail	$296,445	$275,693	$815,735	$744,977
Play & Music and Other	6,703	5,157	16,706	11,447
Total net sales	303,148	280,850	832,441	756,424
Cost of goods sold, including
buying and occupancy expenses	(172,303)	(142,046)	(498,704)	(390,549)
Gross profit	130,845	138,804	333,737	365,875
Selling, general and administrative expenses	(99,448)	(82,102)	(272,896)	(241,515)
Operating income	31,397	56,702	60,841	124,360
Interest income	28	77	115	277
Interest expense	(22,051)	(58)	(67,981)	(212)
Loss on extinguishment of debt	-	-	(19,563)	-
Other income (expense), net	8	28	(44)	114
Income (loss) before income taxes	9,382	56,749	(26,632)	124,539
Income tax (expense) benefit	(12,430)	(22,353)	6,210	(48,703)
Net (loss) income	$(3,048)	$34,396	$(20,422)	$75,836

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (Non-GAAP Measure):

Net (loss) income	$(3,048)	$34,396	$(20,422)	$75,836
Interest expense	22,051	58	67,981	212
Interest income	(28)	(77)	(115)	(277)
Income tax expense (benefit)	12,430	22,353	(6,210)	48,703
Depreciation and amortization	14,086	10,169	42,703	29,712
Non-cash share-based compensation expense	1,458	4,013	4,330	12,551
Loss on disposal/impairment of assets	1,241	72	3,501	832
Loss on extinguishment of debt	-	-	19,563	-
Gymboree Play & Music franchise transition	7,200	-	7,200	-
Acquisition-related adjustments	5,174	3,479	26,865	3,479
Adjusted EBITDA	$60,564	$74,463	$145,396	$171,048

EXHIBIT B
THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
($ in thousands)

	Successor		Predecessor
	October 29,	January 29,	October 30,
	2011	2011	2010
Assets
Current Assets
Cash and cash equivalents	$45,721	$32,124	$176,835
Accounts receivable	21,948	13,669	18,777
Merchandise inventories	252,685	184,268	171,191
Prepaid income taxes	17,049	16,116	-
Prepaid expenses and deferred income taxes	37,704	11,553	19,697
Total current assets	375,107	257,730	386,500
Property and Equipment, net	207,312	212,491	218,274
Deferred Income Taxes	-	-	15,467
Goodwill	934,639	934,639	239
Other Intangible Assets	592,963	606,210	2,203
Deferred Financing Costs	49,549	61,983	-
Other Assets	7,605	15,072	3,142
Total Assets	$2,167,175	$2,088,125	$625,825

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$68,674	$54,494	$55,775
Income tax payable	-	-	624
Accrued liabilities	90,835	81,100	70,776
Line of credit	40,000	-	-
Current portion of long-term debt	8,200	8,200	-
Total current liabilities	207,709	143,794	127,175

Long-Term Liabilities
Long-term debt	1,203,650	1,207,791	-
Lease incentives and other deferred liabilities	36,411	26,131	80,630
Deferred income taxes	238,929	224,598	-
Total Liabilities	1,686,699	1,602,314	207,805

Stockholders' Equity	480,476	485,811	418,020
Total Liabilities and Stockholders' Equity	$2,167,175	$2,088,125	$625,825

EXHIBIT C
THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	Successor	Predecessor
	39 Weeks Ended October 29, 2011	39 Weeks Ended October 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(20,422)	$75,836
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Write-off of deferred financing costs and original issue discount	15,860	-
Depreciation and amortization	42,703	29,712
Amortization of deferred financing costs and accretion of original issue discount	5,126	-
Interest rate cap contracts - adjustment to market	15	-
Loss on disposal/impairment of assets	3,501	832
(Benefit) provision for deferred income taxes	(6,269)	1,102
Excess tax benefits from exercise and vesting of share-based awards	-	(4,237)
Tax benefit from exercise of stock options and vesting of restricted
stock awards and units	-	4,278
Share-based compensation expense	4,330	12,551
Change in assets and liabilities:
Accounts receivable	(8,278)	(8,860)
Merchandise inventories	(68,106)	(50,104)
Prepaid expenses and other assets	(1,097)	521
Prepaid income taxes / income taxes payable	(2,314)	(4,372)
Accounts payable	14,178	9,242
Accrued liabilities	9,066	8,005
Lease incentives and other deferred liabilities	12,778	3,149
Net cash provided by operating activities	1,071	77,655

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(28,080)	(38,808)
Acquisition of business, net of cash acquired	(1,352)	-
Other	(296)	(1,074)
Net cash used in investing activities	(29,728)	(39,882)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Term Loan	820,000	-
Payments on Term Loan	(826,150)	-
Proceeds from ABL facility	60,656	-
Payments on ABL facility	(20,656)	-
Deferred financing costs	(6,665)	-
Investment by Parent	14,865	-
Exercise of stock options	-	1,362
Repurchases of common stock	-	(124,610)
Excess tax benefits from exercise and vesting of share-based awards	-	4,237
Net cash provided by (used in) financing activities	42,050	(119,011)

Effect of exchange rate fluctuations on cash	204	401

Net increase (decrease) in cash and cash equivalents	13,597	(80,837)

CASH AND CASH EQUIVALENTS:
Beginning of period	32,124	257,672
End of period	$45,721	$176,835